BLUE DOLPHIN ENERGY COMPANY

PRESS RELEASE

FOR IMMEDIATE RELEASE
July 20, 2011

BLUE DOLPHIN TO ACQUIRE NIXON CRUDE PROCESSING FACILITY

Houston, July 20/ PRNewswire / -- Blue Dolphin Energy Company (OTCQB:BDCO)(“Blue Dolphin” or the “Company”), announced today that it has signed a definitive agreement to acquire the Nixon Crude Processing Facility (the “Nixon Facility”) from a privately-held company in an all stock transaction.

The 56-acre Nixon Facility, located on the border between Gonzales and Wilson Counties in Nixon, Texas, sits in the heart of the oil trend of the Eagle Ford Shale play and within a dozen miles of some of the highest producing wells drilled so far. The facility has a near term processing capacity of 15,000 barrels per day with a storage capacity of 295,000 barrels and, as a topping unit, a low operating cost. The Nixon Facility is currently in the final phase of refurbishment with an anticipated restart in the fourth quarter of 2011.  Once complete, the facility will separate input crude oil and condensate into diesel and jet fuel for sale into nearby markets, as well as naphtha and atmospheric gasoil for sale to nearby refineries for further processing. Initial throughput is estimated at approximately 10,000 barrels per day.

“Restarting the Nixon Facility is great news for the City of Nixon, local producers and Blue Dolphin’s shareholders,” said Ivar Siem, Chairman and Chief Executive Officer of the Company. “The light crude oil produced from the Eagle Ford Shale formation and the low transportation costs to gather that crude creates the ideal environment to restart the facility.”

Mr. Siem added, “Current crude oil and product prices in the region will generate favorable margins once the Nixon Facility begins operations. The facility will also provide a new destination for crude in the area, creating an alternative to the currently over burdened infrastructure available for local producers.  Once operating, with the use of financial hedges to lock in margins over the next few years, we expect the Nixon Facility to generate attractive returns and be immediately accretive to our earnings.”

Closing of the transaction is subject to (i) completion of a non-recourse financing to complete refurbishment of the Nixon Facility and (ii) approval by Blue Dolphin’s stockholders.

Blue Dolphin Energy Company is engaged in the gathering and transportation, as well as the exploration and production, of oil and natural gas in the U.S. Gulf of Mexico and the North Sumatra Basin in offshore Indonesia. For further information visit the Company’s website at http://www.blue-dolphin.com.

Contact:
Ivar Siem
Chairman and Chief Executive Officer
713-568-4723

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are “forward-looking” statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  The words “expect”, “plan”, “believe”, “anticipate”, “project”, “estimate”, and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to our ability to continue as a going concern; collectability of a $2.0 million loan receivable, net of credited and recovered amounts; our ability to complete a business combination with one or more target businesses; our ability to secure additional working capital to fund operations; our ability to monetize our pipeline assets; our ability to improve pipeline utilization levels; performance of third party operators for properties where we have an interest; production from oil and gas properties that we have interests in; volatility of oil and natural gas prices; uncertainties in the estimation of proved reserves and in the projection of future rates of production, the timing of development expenditures and the amount and timing of property abandonment; costly changes in environmental and other government regulations for which Blue Dolphin is subject; adverse changes in the global financial markets; and potential delisting of Blue Dolphin’s common stock by NASDAQ due to non-compliance with NASDAQ listing requirements.  Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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